August 1997

                            DESCRIPTION OF ISSUANCE,
                TRANSFER, AND REDEMPTION PROCEDURES FOR CONTRACTS
                      PURSUANT TO RULE 6e-3(T)(b)(12)(iii)
                              FOR FLEXIBLE PREMIUM
                        VARIABLE LIFE INSURANCE CONTRACTS
                                    ISSUED BY
                       GLENBROOK LIFE AND ANNUITY COMPANY


This document sets forth the current administrative procedures that will be followed by Glenbrook Life and Annuity Company (the "Company") in connection with its issuance of individual and group flexible premium variable life insurance contracts (the "Contracts"), the transfer of assets held thereunder, and the redemption by Contract owners ("Owners") of their interests in those Contracts. Capitalized terms used herein have the same meaning as in the prospectus for the Contract that is included in the current registration statement on Form S-6 for the Contract as filed with the Securities and Exchange Commission ("Commission").

I.   Procedures   Relating  to  Purchase  and  Issuance  of  the  Contracts  and
     Acceptance of Premiums

          A.   Offer  of  the   Contracts,   Applications,   Initial   Premiums,
               Underwriting Requirements, and Issuance of the Contracts

               1. Offer of the Contracts. The Contracts will be offered and sold for premiums pursuant to established premium schedules and underwriting standards in accordance with state insurance laws. Initial premium payments for the Contracts and related insurance charges will not be the same for all Owners whose Contracts have the same Specified Amount. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each Owner pays a premium and related insurance charges commensurate with the Insured's mortality risk as actuarially determined utilizing factors such as age, sex, health and occupation. A uniform premium and insurance charge for all Insureds would discriminate unfairly in favor of those Insureds representing greater risk. Although there will be no uniform insurance charges for all Insureds, there will be a uniform insurance rate for all Insureds of the same risk class. A description of the Policy Loads under the Contract, which includes a cost of insurance charge, premium expense charge, and a monthly administrative expense charge, is at Appendix A to this memorandum.

               2. Application. Individuals wishing to purchase a Contract must submit an application to the Company. An application will not be deemed to be complete unless all required information, including without limitation age, sex, medical and other background information, has been provided in the application.


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                    A Contract  will be issued only on the lives of Insureds age
                    18-85 who supply  evidence of  insurability  satisfactory to
                    the  Company.   Acceptance   is  subject  to  the  Company's
                    underwriting rules and the Company reserves the right to reject an application for any lawful reason. If a Contract is not issued, the premium will be returned.

               3. Payment of Initial Premium. The Contract is designed to provide both life insurance protection and flexibility in connection with premium payments and death benefits. The Contract Owner may, subject to certain restrictions, vary the frequency and amount of the premium payments and increase or decrease the level of life insurance benefits payable under the Contract. The minimum Specified Amount is $50,000.

                    If the Specified Amount is over the limits established from time to time by the Company ($2,000,000 as of the date of this memorandum), the initial payment will not be accepted with the application. In other cases in which the Company receives the initial payment with the application, the Company will provide fixed conditional insurance during underwriting according to the terms of a conditional receipt. The fixed conditional insurance will be the insurance applied for, up to a maximum that varies by age.

               4. Underwriting Requirements. Under current underwriting rules, which are subject to change, proposed Insureds are eligible for simplified underwriting without a medical examination if their application responses and initial death benefit meet simplified underwriting standards. Full underwriting standards will apply to all other proposed Insureds. The maximum initial death benefit currently permitted on a simplified underwriting basis varies with the issue age of the insured according to the following table:

                             Simplified Underwriting
                      Issue Age                    Maximum Initial Death Benefit

                        18-50                                 $100,000
                        Over age 50                         Not Available


               5. Issuance of the Contract and Determination of Contract Date. Once the Company has received the initial premium and underwriting has been approved, the Contract will be issued on the date the Company has received the final requirement for issue. In the case of simplified underwriting, the Contract will be issued or coverage denied within 3 business days of receipt of premium. The Insured will be covered under the Contract, however, as of the Contract Date. Since the Contract Date will generally be the date the Company receives the initial premium, coverage under a Contract may begin before it is actually issued. In addition to determining when coverage begins, the Contract Date determines Monthly Activity Dates, Contract Months, Contract Years, and Contract Anniversaries.

     B. Determination of Owner of the Contract. The Contract Owner possesses the rights to benefits under the Contract during the lifetime of the Insured; the Contract Owner may or may not be the Insured. In some states, the Contracts may be issued in the form of a group Contract. In those states, certificates will be issued evidencing a purchaser's rights under the group Contract. The terms "Contract" and "Contract Owner," as used in this memorandum, refer to and include such a certificate and certificate owner, respectively.

     C.   Payment and Acceptance of Additional Premiums

          1. The Contract requires the Contract Owner to pay an initial premium due by the Contract Date which must be paid in advance. The Contract Owner may make premium payments at any time and in any amount while the Contract is in force, subject to certain conditions:

               a. Premium payments may be made at any time and in any amount necessary to avoid termination of the Contract.

               b. The Company will not accept any premium which would cause the Contract not to qualify as a life insurance contract under the Code, unless the Contract Owner submits a written request to increase the specified amount to an amount able to sustain the additional premium. The request to increase the specified amount will require evidence of insurability and approval by the Company.

               c. The Company will not accept any premium which would cause the Contract to become a modified endowment contract under the Code, unless the Contract Owner provides written acknowledgment of the Contract Owner's understanding that the Contract will become a modified endowment contract.


                    Unless the Owner requests otherwise in writing, any additional premium payment received while a Contract loan exists will be applied: first, as a repayment of Indebtedness, and second, as an additional premium payment, subject to the conditions described above.


     2. Procedures for Accepting Additional Premium Payments. Premium payments may be made by any method that the Company deems acceptable. The Company may specify the form in which a premium payment must be made in order for the premium to be in "good order." Ordinarily, a check will be deemed to be in good order upon receipt, although the Company may require that the check first be converted into federal funds. In addition, for a premium to be received in "good order," it must be accompanied by all required supporting documentation, in whatever form required.

     3. Grace Period, Lapse, and Reinstatement. If the Cash Surrender Value is insufficient to cover a Monthly Deduction Amount due on a Monthly Activity Date, the Contract may lapse. The Company will give written notice to the Contract Owner that if an amount shown in the notice (which will be sufficient to cover the Monthly Deduction Amount (s) due) is not paid within 61 days ("Grace Period"), the Contract will lapse at the end of the Grace Period. The Contract will not lapse regardless of the cash surrender value if the three year continuation period or the guarantee period is in effect.

          The Contract will continue through the Grace Period. If, before the end of the Grace Period, the Contract Owner does not pay the amount shown in the notice, the Contract will terminate at the end of the Grace Period. If the Insured dies during the Grace Period, the Proceeds payable under the Contract will be reduced by the Monthly Deduction Amount(s) due and unpaid.

          If the Contract lapses, the Contract Owner may apply for reinstatement of the Contract by payment of the reinstatement premium (and any applicable charges) required under the Contract. A request for reinstatement must be made within five years of the date the Contract entered a Grace Period. If a loan was outstanding at the time of lapse, the Company will require repayment of the loan before permitting reinstatement. In addition, the Company reserves the right to require evidence of insurability satisfactory to the Company. The reinstatement premium is equal to an amount sufficient to (1) cover all Monthly Deduction Amounts due and unpaid during the Grace Period, and (2) keep the Contract in force for three months after the date of reinstatement. The Specified Amount upon reinstatement cannot exceed the Specified Amount of the Contract at its lapse. The Account Value on the reinstatement date will reflect the Account Value at the time of termination of the Contract plus the premiums paid at the time of reinstatement. Surrender charges, Cost of Insurance, mortality and expense risk charges, administrative expense monthly charges, and Premium Expense Charges will continue to be based on the original Contract Date.

     D.   Allocation and Crediting of Initial and Additional Premiums

          1. The Variable Account. The variable benefits under the Contracts are supported by the Glenbrook Life Variable Life Separate Account B (the "Variable Account"). Presently, the Variable Account will invest in shares of the following funds:

               Dean Witter Variable Investment Series ("Dean Witter Fund") Dreyfus Variable Investment Fund and the Dreyfus Socially Responsible Growth Fund, Inc. (collectively, the "Dreyfus Funds") Fidelity Variable Insurance Products Fund ("VIP") and Fidelity Variable Insurance Products Fund II ("VIP II") (collectively, the "Fidelity Funds") MFS-Registered Trademark- Variable Insurance Trust (the MFS Fund") American Century Variable Portfolios, Inc., (theAmerican Century Funds")

               The Dean Witter Fund has four available Portfolios: (1) VIS Dividend Growth (2) VIS European Growth (3) VIS Quality Income Plus and (4) VIS Utilities. The Dreyfus Funds have four available
               Portfolios: (1) VIF Growth and Income (2) VIF Money Market (3) The Dreyfus Socially Responsible Growth Fund, Inc. and (4) VIF Small Company Stock. The Fidelity Funds have three available
               Portfolios: (1) VIP II Contrafund (2) VIP Growth and (3) VIP High Income. Th MFS Fund has two available Portfolios: (1) MFS Emerging Growth Series and (2) MFS Limited Maturity Series. The American Century Funds have two available Portfolios: (1) American Century VP Balanced and (2) American Century VP International.

     2. Fixed Account. Contributions under the fixed portion of the Contract and transfers to the fixed portion of the Contract become part of the general account of the Company, which supports the insurance and annuity obligations.


     3. Allocations Among the Sub-Accounts and Fixed Account. The Variable Account consists of sub-accounts (the "Sub-Accounts"), each of which invests in a portfolio of a Fund. Premiums and Contract Value are allocated to the Sub-Accounts and the Fixed Account in accordance with the following procedures.

          a. Allocation of Initial Premium. Upon completion of underwriting, the Company will either issue a Contract, or deny coverage and return all premiums. If a Contract is issued, the initial premium payment, less the premium expense charge, plus an amount equal to the interest that would have been earned had the initial premium been allocated to the Money Market Sub-account since the date of receipt of the premium, will be allocated on the date the Contract is issued. The allocation will be according to the initial premium instructions specified on the application. In the future, the Company may allocate the initial premium to the Fixed Account during the free look period in those states where state law requires premiums to be returned upon exercise of the free look right.

          b. Allocation of Additional Premiums. The number of Accumulation Units to be credited to a Contract with each premium, other than the initial premium and additional premiums requiring underwriting, will be determined on the date the request or payment is received in good order by the Company if such date is a Valuation Day; otherwise such determination will be made on the next succeeding date which is a Valuation Day.

          c. Calculation of Accumulation Unit Value. The Accumulation Unit Value for each Variable Sub-Account will vary to reflect the investment experience of the corresponding Portfolio and will be determined on each Valuation Day by multiplying the Accumulation Unit Value of the particular Variable Sub-Account on the preceding Valuation Day by a "Net Investment Factor" for that Sub-Account for the Valuation Period then ended. The Net Investment Factor for each Variable Sub-Account is determined by first dividing (A) the net asset value per share for the corresponding Portfolio at the end of the current Valuation Period (plus the per share dividends or capital gains by that portfolio if the ex-dividend date occurs in the Valuation Period then ending), by (B) the net asset value per share of the corresponding Portfolio at the end of the immediately preceding Valuation Period; and then subtracting from the result an amount equal to the daily deductions for mortality and expense risk charges imposed during the Valuation Period.


II.  Transfers Among Accounts

     A.   Transfer Privilege

          1. General. While the Contract remains in force and subject to the Company's transfer rules then in effect, the Contract Owner may request that part or all of the Account Value of a particular Variable Sub-Account be transferred to other Variable Sub-Accounts or to the Fixed Account.

          2. Restrictions on Transfer Privilege. The Company reserves the right to impose a $10 charge on each such transfer in excess of 12 per Contract Year. As of the date of this memorandum, however, there are no charges on transfers. Currently, we do not charge for transfers. The minimum amount that can be transferred is shown on the Contract Data page of the Contract (currently, there is no minimum).

               Transfers from the Fixed Account may be made once each year within 60 days following Contract Anniversary. There is no minimum amount which may be transferred from the Fixed Account. The maximum amount which may be transferred from the Fixed Account is the greatest of:

               (1) 25% of the Account Value allocated to the Fixed Account at the time of transfer; or

               (2) the amount transferred from the Fixed Account in the prior Contract Year; or (3) $500.

               Telephone transfer requests will be accepted by the Company if received at 1-800-755-5275 by 4:00 pm, Eastern Time. Telephone transfer requests received at any other telephone number or after 4:00 pm, Eastern Time will not be accepted by the Company. Telephone transfer requests received before 4:00 pm , Eastern
               Time are effected at the next computed value. Transfers by telephone may be made by the Contract Owner's agent of record or attorney-of-fact pursuant to a power of attorney. Telephone transfers may not be permitted in some states. The Company and its agents and affiliates will not be responsible for losses resulting from acting upon telephone requests reasonably believed to be genuine. The Company will employ reasonable procedures to confirm that instructions communicated by telephone are genuine; otherwise, the Company may be liable for any losses due to unauthorized or fraudulent instructions. The procedures the Company follows for transactions initiated by telephone include requirements that callers must identify themselves and the Contract Owner by name and social security number or other identifying information. All transfer instructions by telephone are tape recorded.

               As a result of a transfer, the number of Accumulation Units credited to the Variable Sub-Account from which the transfer is made will reduced by the number obtained by dividing the amount transferred by the Accumulation Unit Value of the Sub-Account from which the Transfer is made on the Valuation Day the Company receives the transfer request. The number of Accumulation Units credited to the Sub-Account to which the transfer is made will be increased by the number obtained by dividing the amount transferred by the Accumulation Unit Value of that Sub-Account on the Valuation Day the Company receives the transfer request.

     B.   Dollar Cost Averaging Plan

          Transfers may be made automatically through Dollar Cost Averaging while the Contract is in force. Dollar Cost Averaging permits the Owner to transfer a specified amount every month (or some other frequency as may be determined by the Company) from the Money Market Sub-Account to any other Variable Sub-Account.

     C.   Automatic Rebalancing

          Transfers may be made automatically through Automatic Rebalancing while the Contract is in force. By electing Automatic Rebalancing, the Account Value in the Variable Sub-Accounts will be rebalanced to the desired allocation on a quarterly basis, determined from the first date you decide to rebalance. Each quarter, Account Value will be transferred among Variable Sub-Accounts to achieve the desired allocation.

          The desired allocation will be the allocation initally selected, unless subsequently changed. You may change the allocation at any time by giving the Company written notice. The new allocation will be effective with the first rebalancing that occurs after the Company receives the written request. The Company is not responsible for rebalancing that occurs prior to receipt of the written request.

III. "Redemption" Procedures: Cancellation and Exchange Rights, Death Benefits, Three Year Continuation Period, Guarantee Period, Contract Loans, Surrenders, Partial Withdrawals, Redemptions for Certain Charges, Confinement Waiver Benefit, Payment Options, Suspension of Valuation, Payments, and Transfers, and Maturity Benefit

     A.   Cancellation and Exchange Rights

          A Contract Owner has a limited right to return a Contract for cancellation. If the Contract is returned for cancellation, by mail or hand delivery, to the Company, or to the agent who sold the Contract, within 45 days of the date of the execution of the application for the Contract, or within 10 days after receipt of the Contract by the Contract Owner (a longer free-look period is provided in certain states), the Company will return to the Contract Owner, within 7 days, the premiums paid adjusted to reflect any investment gain or loss resulting from allocation to the Variable Account prior to the date of cancellation, unless state law requires a return of premium without adjustment. If, upon cancellation of the Contract at the end of the free-look period, the Company is required to return the premiums paid, and where approved by the applicable state, the Company, reserves the right to allocate all premium payments made prior to the expiration of the free-look period to the Fixed Account. Once the Contract is in effect, it may be exchanged during the first 24 months after its issuance for a nonvariable life insurance contract on the life of the Insured without evidence of insurability. This exchange will be implemented by transferring the Account Value to the Fixed Account and removing your future right to allocate funds to the Variable Account. The amount at risk to the Company (i.e., the difference between the Death Benefit and the Account Value) under the new contract will be equal to or less than the amount at risk to the Company under the exchanged Contract on the date of the exchange. Premiums and charges under the new contract will be based on the same risk classification as the exchanged Contract. For new contracts, the Company reserves the right to make a contract available that is offered by the Company's parent or by any affiliate of the Company.

     B.   Death Benefit

          The Contracts provide for the payment of Death Benefit Proceeds to the named beneficiary when the Insured under the Contract dies. The Proceeds payable to the beneficiary equal the Death Benefit less any Indebtedness and less any unpaid Monthly Deduction Amounts occurring during a Grace Period (if applicable). The Death Benefit is determined by the Death Benefit option that exists under the Contract. The Contract Owner may choose one of two Death Benefit options: a level amount which generally equals the Specified Amount of the Contract; or a variable amount which generally equals the Specified Amount plus the Account Value. As long as the Contract remains in force, the Death
          Benefit will not be less than the greater of the current Specified Amount of the Contract or the Account Value multiplied by the Death Benefit ratio under the Contract. The ratios are specified in the Contract and vary according to the attained age of the Insured. An increase in Account Value due to favorable investment experience may increase the Death Benefit above the Specified Amount; and a decrease in Account Value due to unfavorable investment experience may decrease the Death Benefit (but not below the Specified Amount).

          All or part of the proceeds may be paid in cash or applied under an Income Plan.

     C.   Three Year Continuation Period

          All contracts provide for a three year continuation period which is in effect until the end of the third Contract Year. On any Monthly Activity Date during the continuation period, the Company will guarantee that , regardless of Account Value, the Contract will remain in force if the amount of cumulative premiums paid less partial withdrawals and any indebtedness is greater than or equal to the Cumulative Minimum Premium.

     D.   Guarantee Period

          The Contract will not be terminated during the guarantee period even if the cash surrender value is zero. The Contract Owner can select one of three options: (1) no guarantee period; (2) the greater of 10 years or until the Insured's attained age 65; or (3) a lifetime guarantee period. The guarantee period will be terminated prior to the expiration date if the cumulative premiums paid less partial withdrawals and any indebtedness is less than the cumulative guarantee period premium. The cumulative guarantee period premium will be calculated by dividing the Guarantee Period premium shown in the Contract by 12, and multiplying the result by the number of Contract months since issue.

     E.   Accelerated Death Benefit

          If the Insured becomes terminally ill, the Contract Owner may request an accelerated Death Benefit in an amount up to the lesser of (1) 50% of the Specified Amount on the day the Company receives the request, and (2) $250,000 for all policies issued by the Company which cover the Insured. "Terminally ill" means an illness or physical condition of the Insured that, notwithstanding appropriate medical care, will result in a life expectancy of 12 months or less. If the Insured is terminally ill as the result of an illness, the accelerated Death Benefit is not available unless the illness occurred at least 30 days after the Issue Date. If the Insured is terminally ill as the result of an accident, the accelerated Death Benefit is available if the accident occurred after the Issue Date.

          We will pay benefits due under the accelerated Death Benefit provision upon receipt of a written request from the Contract Owner and due proof that the Insured has been diagnosed as terminally ill. The Company also reserves the right to require supporting documentation of the diagnosis and to require (at the Company's expense) an examination of the Insured by a physician of the Company's choice to confirm the diagnosis. The amount of the payment will be the amount requested by the Contract Owner, reduced by the sum of (1) a 12 month interest discount to reflect the early payment; (2) an administrative fee (not to exceed $250); and (3) a pro rata amount of any outstanding Contract loan and accrued loan interest. After the payment has been made, the Specified Amount, the Account Value and any outstanding Contract loan will be reduced on a pro rata basis. Although the Company reserves the right to charge an administrative fee not to exceed $250, we currently do not impose this fee. Only one request for an accelerated Death Benefit per Insured is allowed. The accelerated Death Benefit may not be available in all states.

     D.   Contract Loans

          While the Contract is in force, a Contract Owner may obtain, without the consent of the beneficiary (provided the designation of beneficiary is not irrevocable), a cash loan from the Company. Loans are secured by the Contract. The maximum amount available for a loan is 90% of the Contract's Cash Value, less the amount of all Contract loans existing on the date of the loan.

          The loan amount will be transferred proportionately from the Variable Sub-Accounts and the Fixed Account to the Loan Account unless the Contract Owner specifies otherwise. However, the Company will not withdraw amounts from the Fixed Account equaling more than the total loan multiplied by the ratio of the Fixed Account to the Account Value immediately preceding the loan. The amounts allocated to the Loan Account will be credited with interest at the loan credited rate set forth in the Contract (currently, 4% per year). The difference between the value of the Loan Account and the Indebtedness will be transferred on a pro-rata basis from the Variable Sub-Accounts and the Fixed Account to the Loan Account on each Contract Anniversary. If the aggregate outstanding loan(s) and loan interest secured by the Contract exceeds the Cash Value of the Contract, the Company will give written notice to the Contract Owner that unless the Company receives an additional payment within 61 days to reduce the aggregate outstanding loan(s) secured by the Contract, the Contract may lapse.

          All or any part of any loan secured by a Contract may be repaid while the Contract is still in effect. When loan repayments or interest payments are made, the repayment will be allocated among the Variable Sub-Accounts and the Fixed Account in the same percentage as subsequent payments are allocated (unless the Contract Owner requests a different allocation), and an amount equal to the payment will be deducted from the Loan Account. Any outstanding loan at the end of a Grace Period must be repaid before the Contract will be reinstated.

     E.   Surrendering the Contract for Cash Surrender Value

          While the Contract is in force, a Contract Owner may elect, without the consent of the beneficiary (provided the designation of beneficiary is not irrevocable), to fully surrender the Contract. Upon surrender, the Contract Owner will receive the Cash Surrender Value determined as of the day the Company receives the Contract Owner's written request or the date requested by the Contract Owner, whichever is later. The Cash Surrender Value equals the Cash Value less any Indebtedness. The Company will pay the Cash Surrender Value of the Contract within seven days of receipt by the Company of the written request or on the effective surrender date requested by the Contract Owner, whichever is later. The Contract will terminate on the date of receipt of the written request, or the date the Contract Owner requests the surrender to be effective, whichever is later.

          The Contract Owner may elect to apply the surrender proceeds to an Income Plan.


     F.   Partial Withdrawals

          While the Contract is in force after the first Contract Year, a Contract Owner may elect once per year, by written request, to make a partial withdrawal from the Cash Surrender Value. The minimum partial withdrawal is shown in the Contract (currently there is no minimum) and the maximum partial withdrawal amount may not reduce the the net Account Value to less than $500; otherwise, the request will be treated as a request for a full surrender. The partial withdrawal and the partial withdrawal fee (currently the lesser of $25 or 2% of the amount withdrawn) will be deducted pro-rata from each Variable Sub-Account and Fixed Account, unless the Contract Owner instructs otherwise. However, the Contract Owner may not withdraw from the Fixed Account more than the total partial withdrawal multiplied by the ratio of the Fixed Account to the Account Value immediately preceding the partial withdrawal.

          Any Contract with Death Benefit option 1 will also have a reduction in Specified Amount, in addition to a reduction in Account Value. The Specified Amount after the partial withdrawal will be reduced by the amount of the partial withdrawal.

     G.   Surrender Charge

          Upon surrender of the Contract, a Surrender Charge may be assessed. After the fifteenth Contract Year, no surrender charges will be assessed. Full surrenders will be subject to a surrender charge as set forth in the table below:


                  Contract Year                 Surrender Charge*

                           1-7                           30%
                           8                             27%
                           9                             24%
                           10                            20%
                           11                            16%
                           12                            12%
                           13                            8%
                           14                            4%
                           15                            0%

          * Surrender Charge as a percentage of the lesser of the premiums paid or the Target Premium.

          The Surrender Charge is imposed to cover a portion of the sales expense incurred by the Company in distributing the Contracts. This expense includes agents' commissions, advertising and the printing of prospectuses.


     H.   Redemptions  for Monthly  Deduction  Amount and Other Fees

          1. Monthly Deduction Amount. On each Monthly Activity Date including the Contract Date, the Company will deduct from the Account Value an amount ("Monthly Deduction Amount") to cover charges and expenses incurred in connection with a Contract. Each Monthly Deduction Amount will be deducted pro rata from each Variable Sub-Account and the Fixed Account attributable to the Contract. The deduction will be such that the proportion of Account Value of the Contract attributable to each Sub-Account and to the Fixed Account remains the same before and after the deduction. The Monthly Deduction Amount will vary from month to month. If the Cash Surrender Value is not sufficient to cover a Monthly Deduction Amount due on any Monthly Activity Date, the Contract may lapse. A summary of the monthly deductions and charges which constitute the Monthly Deduction Amount is set forth in Appendix A.

          2. Mortality and Expense Risk Charge. The Company will deduct from the Variable Account a daily charge equivalent to an annual rate of 0.60% of the assets of each Variable Sub-Account for the mortality and expense risks the Company assumes in relation to the Contracts. The mortality risk assumed includes the risk that the cost of insurance charges specified in the Contract will be insufficient to meet claims. The Company also assumes a risk that, on the Monthly Activity Date preceding the death of an Insured, the Death Benefit will exceed the amount on which the cost of insurance charges were based. The expense risk assumed is that expenses incurred in issuing and administering the Contracts will exceed the administrative charges set in the Contract.

          3. Premium Expense Charge. The premium expense charge is currently equal to an annual rate of 4.0%. This charge compensates the Company for premium taxes imposed by various states and local jurisdictions and for federal taxes related to the receipt of premiums under the Contract and that results from the application of section 848 of the Code. The premium tax deduction will be imposed regardless of a Contract Owner's state of residence and, therefore, is made whether any premium tax applies. The premium expense charge is deducted from each premium received prior to being allocated to the Variable or Fixed Account.

     I.   Other Benefits

          1. Waiver of Monthly Deductions Rider. Under this endorsement, all monthly deduction amounts which become due are waived if the insured becomes disabled before age 60. The waiver will be made upon the Company's receipt of due proof of disability in a timely manner. Under the waiver, all benefits under the Contract are available as if waived payments had been made when due.

          2. Children's Level Term Rider. The Company will pay the amount of benefit in force to the payee (as defined in the endorsement) for each child insured under this rider. The benefit will be paid upon receipt by the Company of due proof that the child died on or prior to the earlier of: (a) the Contract Anniversary on which the child's age is 25; or (b) the coverage expiration date of this rider.

          3. Accidental Death Benefit. The Company will pay the amount of the benefit in force to the beneficiary upon receipt by the Company of due proof that: (a) the insured died solely from accidental injury; (b) death occurred within 90 days of the date of the accidental injury; (c) death took place prior to the Contract Anniversary on which the insured's age is 65; and, (d) the cause of death is not described in the "Risks Not Covered" provision of this rider.

          4. Additional Insured Rider. The Company will pay the amount of the benefit in force to the beneficiary upon receipt by the Company of due proof that the insured died on or prior to the coverage expiration date of this rider.


     J.   Payment Options

          The surrender proceeds or Death Benefit Proceeds under the Contracts may be paid in a lump sum or may be applied to one of the Company's Income Plans. If the amount to be applied to an Income Plan is less than $3,000 or if it would result in an initial income payment of less than $20, the Company may require that the frequency of income payments be decreased such that the income payments are greater than $20 each, or it may elect to pay the amount in a lump sum. No surrender or partial withdrawals are permitted after payments under an Income Plan commence.

          We will pay interest on the Proceeds from the date of the Insured's death to the date payment is made or a payment option is elected. At such times, the Proceeds are not subject to the investment experience of the Variable Account.

          The Income Plans are fixed annuities payable from the Company's general account. They do not reflect the investment experience of the Variable Account. Fixed annuity payments are determined by multiplying the amount applied to the annuity by a rate to be determined by the Company that is no less than the rate specified in the fixed payment annuity tables in the Contract. The annuity payment will remain level for the duration of the annuity. The Company may require proof of age and gender of the payee (and joint payee, if applicable) before payments begin. The Company may also require proof that such person(s) are living before it makes each payment.

          The following options are available under the Contracts. The Company may also offer other payment options.

          Income Plan 1 - Life Income With Guaranteed Payments. The Company will make payments for as long as the payee lives. If the payee dies before the selected number of guaranteed payments have been made, the Company will continue to pay the remainder of the guaranteed payments.

          Income Plan 2 - Joint and Survivor Life Income With Guaranteed Payments. The Company will make payments for as long as either the payee or Joint payee, named at the time of Income Plan selection, is living. If both the payee and the Joint payee die before the selected number of guaranteed payments have been made, the Company will continue to pay the remainder of the guaranteed payments.

          The Company will make any other arrangements for income payments as may be agreed on.

     K.   Suspension of Valuation, Payments, and Transfers

          The Company will suspend all procedures requiring valuation of the Variable Account (including transfers, surrenders and loans) on any day the New York Stock Exchange is closed or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission, or on any day the Commission has ordered that the right of surrender of the Contracts be suspended for the protection of Contract Owners, until such condition has ended.

     L.   Maturity Benefit

          The Contracts have no maturity date.